ACTUANT APPOINTS HOLLY A. VAN DEURSEN AS NEW DIRECTOR

MILWAUKEE, WI, May 7, 2008 – Actuant Corporation (NYSE: ATU) today announced that Holly A. Van Deursen has been appointed to the Actuant Board of Directors, effective immediately.

Ms. Van Deursen currently serves as a director of Petroleum Geo-Services, Bemis Company, Inc. and Capstone Turbine Corporation and advises and invests in start-up companies. She spent 24 years in the oil and chemical industry serving on BP plc’s executive team, as Group Vice President Petrochemicals from 2003-2005 and Group Vice President Strategy from 2001-2003.  Prior to these executive leadership positions, Ms. Van Deursen held a variety of senior roles with BP and Amoco Corporation in Chicago, London and Hong Kong.   Ms. Van Deursen holds a BS in Chemical Engineering from the University of Kansas and an MBA from the University of Michigan.

Commenting on the announcement, Robert Arzbaecher, Actuant’s Chairman and CEO, said, “We are pleased to announce the addition of Holly to Actuant’s Board of Directors. Her broad experience in strategy and operations, as well as the oil industry, will benefit Actuant. The rest of the Board and I look forward to her contributions and counsel.”

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to $1.5 billion in 2008 and its market capitalization from $113 million to over $1.8 billion. The Company employs a workforce of more than 7,500 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.